Exhibit 10.38

OPERATING AGREEMENT

This Operating Agreement (the “Agreement”) is made and entered into as of this 24th day of April 2019, by and between Cipherloc Corporation a Texas corporation, located at 825 Main Street, Suite 100, Buda, TX 78610 (“the Company”), and Ageos, LLC, a Virginia limited liability company located at 1749 Old Meadow Road, McLean, VA 22102 (the “Operator”) (individually, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Operator has certain expertise, clearances and credentials to work with certain US government departments, agencies and affiliates; and

WHEREAS, the Company wishes to engage the services of Operator Team to assist the Company in securing sales to government and other contracts.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows:

1. This agreement and all services rendered hereunder shall be in full compliance with the Federal Acquisition Regulation (F A R), which is hereby incorporated by reference as if fully set forth herein.

2. Services.

Operator will perform the following services:

a.	hire appropriate subcontractors, professionals and developers with required Intelligence knowledge or clearances or will assist in obtaining sales into the world of clearances;

b.	guide engineers and developers to customize the Company’s base products that are provided by and represented by the Company to be appropriate and effective for the US military, Intelligence and their electronic security needs and their and other government agencies and industries security while maintaining the security and secrecy before and after a contract if agreed to by the US government or industry and a connection is established to a facility and/or agency;

c.	establish and maintain a secured workspace to be approved by the government, as required and will adhere to the numerous strict requisites and policies associated with such a secure space, and

d.	will meet the encryption needs of such customers described above with customization for use in their needs cases which will remain confidential.

The Company will train the Operator Team, as needed, in its technologies and products, and will offer, when needed, the assistance of Company’s management and technical support staff for Operator Team to effectively carry out its obligations under this Agreement.

3. Term of Agreement.

This Agreement shall be in full force and effect commencing upon the date hereof and continuing for a period three (3) years subject to Sections 4 and 5.

4. Termination of Agreement

This Agreement will terminate upon either party receiving notice of the US government cancelling the contracts which are the subject of this Agreement.

5. Termination for Cause

A non-breaching party may terminate this Agreement upon giving the breaching party ten days to cure a breach and thereafter upon failure to cure the breach a thirty (30) days written notice of such termination upon the occurrence of any one of the following events:

a. The other Party’s material breach of any of the provisions in this Agreement or any of the Exhibits to this Agreement; provided that the terminating Party has given written notice to the breaching Party setting out in reasonable detail the alleged breach and the breaching Party has failed to cure such breach within thirty (30) days of receipt of such notice; and provided further that if the breach is reasonably capable of being cured but is reasonably incapable of being cured with such 30 day period, the breaching Party shall be allowed to commence appropriate curative steps within such 30 day period and prosecute such curative actions in a diligent manner until the breach is cured if agreed to by the non-breaching party.

b. The party is operating in bad faith and not making their best efforts to remain in compliance with the provisions of this agreement.

c. Failure by either party to remain in compliance with F.A.R.

e. Either Party is adjudged a bankrupt or insolvent by any court of competent jurisdiction.

6. Time Devoted by Operator.

The Parties acknowledge and agree that the Operator Team shall devote the time required to perform its obligations hereunder.

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7. Place Where Services Will Be Performed.

The Operator Team will perform its Services in accordance with this Agreement primarily at its principal place of business 1749 Old Meadow Road, McLean, VA 22102 and such location shall not be used for any other Services than those as set out in this agreement. The Parties may mutually agree on additional location(s) that may be necessary to perform these Services in accordance with this Agreement.

8. Operating Expenses.

The Company shall advance the operating expenses on behalf of the Operator not to exceed One Million Six Hundred Thousand Dollars ($1,600,000) annually. Said expenses shall be returned to the Company from the revenues generated by sales as a result of the Operator and his team performance pursuant to this Agreement. The Company shall distribute to the Operator a percentage of the $1.6 mil operating expense budget commiserate with the responsibilities of the Operator member roles as determined by the Operator. The Operator will remit to the Company from sales proceeds the percentage of revenues received to meet their specific obligation. It is important to remember that the Company is taking the business risk and will receive the profits from sales only.

9. Revenues and Compensation.

A.	The Company shall be reimbursed from sales for the cost of the software at the agreed upon rate with the operator who will use his and his team’s best efforts to make sales of the Company’s products and services.
B.	The sale price of the Company’s products shall be as set forth in the attached Schedule A plus the cost of customization.
C.	The Operator and its team shall apply 50% of the net revenues to reimbursement of the advanced expense to support re-paying the operating budget. The Operator Team Members shall be responsible for repaying their portion of the operating expense budget.
D.	The Company shall have the right to review and audit all expenses of the Operator while the Company is advancing the operator’s expenses.

10. Independent Contractor.

Both Company and the Operator agree that the Operator will act as an independent contractor in the performance of its duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Operator or any employee, agent or other authorized representative of Operator, is a partner, joint venturer, agent, officer or employee of Company unless such status shall be agreed upon and set forth in a writing signed by the parties. Action taken by the Operator Team on behalf of the Company shall be done in compliance with the FAR in support of this agreement.

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11. Confidential Information.

The Operator and the Company acknowledge that each will have access to confidential and proprietary information (“Confidential Information”) regarding the business operations of the other and agree to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing Party’s prior written consent. Further, Operator acknowledges that it may have access to proprietary information regarding the business operations of certain clients of the Company and agrees to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the Company’s prior written consent. The Parties agree to restrict the circulation of Confidential Information to those employees, independent contractors, or Operators and professional advisors working with them who need to receive Confidential Information in order to carry out their duties or assignments. Moreover, the Parties agree to give all such employees, Operators and advisors instructions to hold in confidence all Confidential Information made available to them and to use the Confidential Information only for clearly authorized purposes.

In the event of a circumvention or unauthorized disclosure of Confidential Information that causes provable damages as a result of the actions or conduct by one or more Parties to this Agreement, and if the breaching Party’s act of circumvention or unauthorized disclosure of Confidential Information was or may have been the proximate cause of a provable injury or harm, the aggrieved party or parties shall be entitled to institute an arbitration action under Section 9(A) herein.

12. Mutual Indemnification.

Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all third party claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement. The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall always also have the right to fully participate in the defense. If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

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The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

13. Miscellaneous.

A.	Any controversy or claim arising out, or relating to any breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Unless the parties agree otherwise, the arbitration shall me held in Chicago, Illinois or some other mutually agreeable location that is located in a city approximately mid-way between the Washington, D.C. and Austin, Texas metropolitan areas. The parties shall agree upon one arbitrator but, if the parties cannot so agree, the AAA shall appoint an arbitrator who has an FBI top secret security clearance.
B.	Each party shall bear its own expenses incurred in connection with the arbitration, including the fees of the arbitrator, provided, however, that , the prevailing Party shall be entitled to reasonable attorneys’ fees to be awarded as part of the arbitration award if any.
C.	This binding Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest. This Agreement shall not be assignable by either Party hereto without the prior written consent of the other.
D.	This Agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.
E.	This Agreement shall be constructed and interpreted in accordance with and governed by the laws of the District of Columbia.
F.	No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.
G.	If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from the Agreement.
H.	The above recitals are incorporated into this Agreement by this reference

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY:		OPERATOR:

CIPHERLOC CORPORATION		AGEOS, LLC
a Texas corporation		a Virginia Limited Company

/s/ Michael De La Garza		/s/ Joseph Gangi
By:	Michael De La Garza	By:	Joseph Gangi, Managing Member
President/CEO

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